UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2011

FRESHWATER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-53871
(Commission File Number)

98-0508360
(IRS Employer Identification No.)

30 Denver Crescent, Suite 200, Toronto, Ontario, Canada M2J 1G8
(Address of principal executive offices, Zip Code)

(416) 490-0254
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01  Completion of Acquisition or Disposition of Assets
Item 3.02  Unregistered Sales of Equity Securities
Item 5.01  Changes in Control of Registrant
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 27, 2011, Freshwater Technologies, Inc. (the “Company”) issued 125,000,000 shares of its common stock (the “Shares”) to Christopher Martinez in exchange for the acquisition of certain assets owned by Mr. Martinez.  In exchange for the assets, the Company has also agreed to several post-closing obligations including the completion of a 1000:1 reverse stock split and the issuance of a further 99,875,000 common shares to Christopher Martinez following the completion of the reverse stock split.  Mr. Martinez has further agreed to pay approximately $135,000 owing to the Company’s outgoing directors and legal counsel and a further amount of approximately $63,000 for other accounts payable within specified dates following the closing of the acquisition of the assets.

The assets include codes, multimedia content, goodwill and computer servers owned by Mr. Martinez, a complete description of which is set out in the amendment agreement of purchase and sale between the Company and Mr. Martinez dated May 6, 2011 (the “Agreement”), a copy of which was filed as an exhibit to the Company’s Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on May 13, 2011.

The Shares represent 32.9% of the Company’s issued and outstanding common stock, and were issued pursuant to the exemption from the registration requirements of the United States Securities Act of 1933, as amended (the “Act”), provided by Section 4(2) of the Act.

Also on June 1, 2011, Max Weissengruber, Brian Robertson and Doug Robertson resigned from their respective positions as officers and directors of the Company, and Christopher Martinez was appointed as the President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director of the Company. The resignations of Mr. Weissengruber, Mr. Robertson and Mr. Robertson were not the result of any disagreement with the Company regarding its operations, policies or practices.  Mr. Weissengruber and Mr. B. Robertson will stay on with the company as consultants, please see the description of their consulting agreements with the Company above.

The Company is not aware of any contract, or other arrangement or provision of its Articles or By-laws, the operation of which may at a subsequent date result in a change of control.

Christopher Martinez

Mr. Martinez, age 44, has been the President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and sole director of the Company since June 1, 2011.

In light of the Company’s new business and structure, Mr. Martinez’s experience/qualifications/ attributes/skills in business, finance and technology led to the conclusion that he should serve as the sole director of the Company.

Christopher J. Martinez is the founder, President and CEO of Agent155 Media Corp. and will become our President, CEO, CFO, Secretary, Treasurer and sole Director upon the Closing.  In 2002, he founded and created Agent155, an innovative digital media company. Since 2008, he has devoted his time to developing an enhanced version of Agent155, incorporating the latest technological advances and a broad understanding of the commercial applications of social media tools.

From 1986 to 1990, Mr. Martinez studied Business & Finance at Northeastern University, Boston. In the early 1990s, he was introduced into the brokerage business at Morgan Stanley Dean Witter, San Diego. From 1997, he pursued a position with Equiti Link, developing an investor’s website called OTCStockwatch.com. Deciding to combine his knowledge of the market with strong investor and public relations support for companies seeking investor and marketplace support, he created Mica Capital Partners in 1998 as a vehicle to support companies requiring investor and public relations support. He has assisted a number of companies to go public and to secure both equity and debt financing. He opened a Gallery 5+ 5 in San Diego where he saw the abundance of talented artists who were finding it difficult to display their art to buyers.

For the past 14 years, Mr. Martinez has combined his knowledge of and strong commitment to the creative community with his experience in the investment industry to create a unique forum for artists around the world to showcase their talents via a digital distribution system.

There are no family relationships among the Company’s directors or officers.

Other than as disclosed in the Company’s Form 10-K filed with the SEC on April 14, 2011, there has been no transaction, since January 1, 2008, or currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of the Company’s total assets at year end for the last two completed fiscal years, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	any director or executive officer;

(ii)	any beneficial owner of shares carrying more than 5% of the voting rights attached to the Company’s outstanding shares of common stock; and

(iii)	any immediate family member (including spouse, parents, children, siblings and in-laws) of any of the foregoing persons.

Item 9.01  Financial Statements and Exhibits

In accordance with the requirements of Form 8-K, the Company plans to file an amendment to this Form 8-K not later than August 12, 2011 to include the pro forma financial information required by Rule 8-05 of Regulation S-X.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRESHWATER TECHNOLOGIES, INC.

/s/ Christopher Martinez
Christopher Martinez
President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, Director

Date:  June 1, 2011

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